Exhibit 99

CONTACT:	Tom Marder thomas.marder@marriott.com (301) 380-2553

Mitt Romney Rejoins Marriott International Board

Bethesda, Md., – December 3, 2012 – W. Mitt Romney has rejoined the board of directors of Marriott International, Inc. (NYSE: MAR), the company said. Gov. Romney, the 2012 Republican nominee for U.S. president, begins his board term today.

J.W. Marriott, Jr., the company’s executive chairman, said, “We are delighted that Gov. Romney has agreed to rejoin our board, on which he has served with distinction twice before. We will benefit from his tremendous energy and capability to guide long-term success in an increasingly complex business environment. We look forward to working closely with him again as a member of our strong, talented and diverse board.”

Arne Sorenson, Marriott’s president and chief executive officer, said, “Gov. Romney has proven to be an astute, independent director who is fluent in the demands and opportunities of our highly competitive industry. We are fortunate to have him back on our board.”

Gov. Romney said, “It is an honor to once again be able to serve in the company of leaders like Bill Marriott and Arne Sorenson and to support the work of the tens of thousands of Marriott associates who make Marriott International the renowned success that it is.”

Gov. Romney served previously on the Marriott International board from 1993 to 2002, when he left the board en route to being elected governor of Massachusetts, and from January 2009 to January 2011, when he resigned prior to his campaign for the U.S. presidency.

Marriott International, Inc. (NYSE: MAR) is a leading lodging company based in Bethesda, Maryland, USA with more than 3,700 properties in 74 countries and territories and reported revenues of over $12 billion in fiscal year 2011. The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands. There are approximately 300,000 associates at headquarters, managed and franchised properties. Marriott is consistently recognized as a top employer and for its superior business operations, which it conducts based on five core values: put people first, pursue excellence, embrace change, act with integrity, and serve our world. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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